Exhibit 10.8

Summary of Oral Agreements with Affiliates

On December 23, 2011, we entered into an oral agreement with JPC for JPC to use the Workover Rig for seven days at a rate of $1,800 per day prior to completion of the refurbishment.  We also agreed to allow JPC to use the Workover Rig for seven days at a rate of $1,800 per day once the refurbishment of the Workover Rig is complete.  JPC’s right to use the Workover Rig is contingent upon us not receiving a higher bid for the use of the Workover Rig during the time period in which JPC intends to use the Workover Rig.

On December 1, 2011, we also retained JPC on a month-to-month basis to provide accounting, corporate and operational support for SSEI in exchange for payment of $10,000 per month.  Under this agreement, JPC will use its best practices to manage and supervise the Workover Rig’s use, maintenance and repairs and ensure that the Workover Rig is operated within our safety guidelines and in compliance with regulations promulgated by the Occupational Safety and Health Administration.  Under this agreement, JPC shall also provide a foreman for operating the Workover Rig.  JPC shall manage all third party contractors relating to the Workover Rig, with all costs relating to the Workover Rig being paid by SSEI and has provided us with a list of local vendors and operators to whom SSEI may market the Workover Rig.  In addition, JPC shall advertise and market the Workover Rig in Creek County, Oklahoma, in the Panhandle area in Oklahoma, and in the Eagle Ford area in Texas.

On September 1, 2011, Pyramid (US) orally agreed with certain of its related parties, including us, to have a Pyramid (US) employee provide accounting services to such parties, with each party reimbursing Pyramid (US) for the time spent by such employee working for such party at rates ranging from $55.00 to $84.72 per hour, depending on the nature of services provided.  The average hourly rate paid was $76.37 per hour.  Under this agreement, we reimbursed Pyramid (US) for $8,616 of such employee’s salary.

On December 29, 2011, we made a no-interest loan of $4,000 to Pyramid GOM.  This loan has already been repaid.